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                                                         EXHIBIT 99.1

                             ONEIDA NEWS RELEASE


                                  FOR:      Oneida Ltd.
                                  INVESTOR RELATIONS CONTACTS:
                                            Ed Thoma
                                            Senior Vice President, Finance
                                            Oneida Ltd.
                                            (315) 361-3108

                                            Michele Katz/Stephanie Prince
                                            Morgen-Walke Associates, Inc.
                                            (212) 850-5600

                                  PRESS CONTACTS:
                                            Dave Gymburch
                                            Corporate Public Relations
                                            Oneida Ltd. (315)  361-3271

                                            Gregory Tiberend Morgen-Walke
                                            Associates, Inc.
                                            (212) 850-5600

FOR IMMEDIATE RELEASE

                   ONEIDA TO ACQUIRE SAKURA, INC.;
            WILL ACCELERATE GROWTH IN CONSUMER DINNERWARE

ONEIDA, NY - May 23, 2000 - Oneida Ltd. (NYSE:OCQ) today announced that it has signed a definitive agreement to purchase substantially all the assets of Sakura, Inc. for approximately $40 million in cash. The acquisition is an ideal fit with Oneida's strategic business plan to grow as a complete tabletop resource. The transaction is expected to be completed during Oneida's second quarter, which concludes July 29, 2000, and is subject to the satisfactory completion of due diligence review.

Sakura, Inc., based in New York City, is a leading marketer of consumer dinnerware to department stores, mass merchandisers and private label accounts; customers include Target, Federated Department Stores, Dillard's, Wal-Mart, Kohl's, Bed, Bath & Beyond, Mervyn's, Home Place, J.C. Penney, and others. Sakura also has licensing agreements with Disney, Hallmark, Warren Kimble, Debbie Mumm, Claire Murray and others. The privately held company, which has been in business for over 40 years, is a recognized design leader specializing in casual and theme products for the housewares dinnerware market.

"We're delighted to join forces with one of the most respected companies in the consumer dinnerware industry, and to be working with Sakura's exceptionally strong management team," said Oneida President and CEO Peter J. Kallet. "This acquisition dramatically increases Oneida's participation in the consumer dinnerware market. We will enjoy immediate benefits from Sakura's expertise in casual and theme dinnerware, as well as melamine and giftware, for the housewares industry. It enables us to accelerate our growth and gives us greater opportunities to expand dinnerware sales along with our full line of tabletop products."

"Acquisitions such as Sakura, Inc. have helped further our strategic business plan over the past four years, along with strategic alliances, introductions of new product categories, and internal efficiency improvements. All of these elements will continue to play important roles as we go forward with our goal to be the leading tabletop resource in all the domestic and international markets that we serve," Mr. Kallet continued.

Oneida will retain Sakura's management team, headed by President Glenn W. Simon; this team will continue Sakura's present lines of business and will also oversee Oneida's consumer dinnerware program. Sakura will continue using the services of its leading independent designers.

"We're looking forward to being part of Oneida's global network and tradition of success," commented Mr. Simon, president of Sakura. "Oneida's tremendous brand name strength, its world-class distribution resources and its extensive product offerings are a perfect complement to Sakura's own tradition of dinnerware innovation, quality, and customer service."

Oneida Ltd., incorporated in 1880, is one of the world's largest manufacturers of stainless steel and silverplated flatware for both the consumer and foodservice industries. Oneida is also a leading supplier of a variety of crystal, glassware, and metal serveware for the tabletop industries.

Statements contained in this press release that state that certain results are "expected" or "anticipated" to occur, or otherwise state the Company's predictions for the future, are forward-looking statements. These particular forward-looking statements and all other statements that are not historical facts, are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include, but are not limited to: general economic conditions in the Company's markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; unforeseen increases in the cost of raw materials or shortages of raw materials; significant increases in interest rates or the level of the Company's indebtedness; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's major customers; underutilization of the Company's plants and factories; and the amount and rate of growth of the Company's selling, general and administrative expenses.